Exhibit 99


                                                                    NEWS RELEASE

                                    Contact:  Richard N. Grubb, Executive
                                              Vice President and Chief Financial
                                              Officer or Robert A. Freece,
                                              Executive Vice President
                                              610/644-1300

FOR IMMEDIATE RELEASE

        VISHAY REPORTS EARNINGS OF $0.20 PER SHARE FOR FIRST QUARTER 2004

MALVERN, PENNSYLVANIA - May 4, 2004 -

     o Sales for First Quarter 2004 increased 20% to $640,921,000 compared to First Quarter 2003; and increased sequentially 13% over Fourth Quarter 2003 sales of $567,199,000

     o Diluted EPS of $0.20 in First Quarter 2004 compared to $0.04 in First Quarter 2003 and $0.06 in Fourth Quarter 2003

     o Bookings for First Quarter 2004 increased 31% to $733 million compared to First Quarter 2003; and increased sequentially 13% over Fourth Quarter 2003 bookings of $648 million

     o    Book-to-Bill for First Quarter 2004 was 1.14; Actives Book-to-Bill was
          1.21 and Passives Book-to-Bill was 1.08

     o Backlog increased by $88 million during First Quarter 2004 to $620 million

     o    Cash balance at quarter end of $582 million

Dr. Felix Zandman, Chairman and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that sales for the first quarter 2004 were $640,921,000, a 20% increase as compared to sales of $532,127,000 for the first quarter 2003 and a 13% increase as compared to sales of $567,199,000 for the quarter ended December 31, 2003. Net earnings for the first quarter 2004 were $35,966,000 or $0.20 per share compared to net earnings of $6,848,000 or $0.04 per share for the first quarter 2003 and $10,339,000 or $0.06 per share for the quarter ended December 31, 2003.

Commenting on the results for the first quarter of 2004, Dr. Zandman stated, "I am extremely pleased to report that business is strong in all Vishay product lines. For both the active and passive component business segments, the book-to-bill ratios were greater than 1.0 for each month during the quarter. This trend continued during April. Our sales grew 13% sequentially and 20% year-over-year while our earnings per share increased over 100% sequentially and 300% year-over-year (excluding restructuring and severance costs). Our gross margins improved to 24.9% of sales for the first quarter of 2004, up 260 basis points over last year's first quarter, while our SG&A expense was reduced to 15% of sales in the first quarter 2004 as compared to 18% in last year's first quarter. This resulted in an operating margin

                                    - MORE -
improvement of 560 basis points from 4.0% for the first quarter of 2003 to 9.6% for the first quarter of 2004. Price erosion has slowed considerably, and for some products we were able to raise prices. To meet increased demand, we are hiring additional production workers and expanding capacity in our semiconductor product lines. Our capital expenditures are projected to grow from $127 million in 2003 to $175 million in 2004."

"We are beginning to leverage our strength as a "one-stop shop". Many of our customers are now sending us their bills of materials (BOMs) and asking us to cross-reference all Vishay products on their BOMs. We are hopeful that this trend will translate into larger quotation activity, eventually resulting in market share gains. Also, we believe that our strategy of a broad product line, new product introductions, opportunistic acquisitions and constant cost reductions is enabling us to profit from the current economic upturn. We continued to generate cash, and our cash position was $582 million at the end of the first quarter 2004."

Dr. Zandman continued, "With our increased backlog, our guidance for the second quarter of 2004 is for increased sales (excluding any foreign exchange effects) of approximately 5% over the first quarter of 2004 and increased net earnings (excluding the effects of any restructuring charges and similar items, if any) for the second quarter of 2004 of at least 15% over the first quarter of 2004. For the year 2004, if current business trends continue, we expect to achieve our highest revenues ever, and our best earnings in the history of the Company other than in the exceptional year 2000."

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.

Statements contained herein that relate to the Company's future performance and outlook, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2004 or any other future period, including anticipated business improvements or continuing business trends, synergies and cost savings, and expected or perceived improvements in the economy and the electronic component industry generally are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: changes and conditions in the demand for, or in the mix of, the Company's products and services; market-wide trends, generally or in the specific areas where the Company sells the bulk of its products; competitive pricing and other competitive pressures; changes in

                                    - MORE -
the pricing for new materials used by the Company, particularly tantalum and palladium; cancellation of a material portion of the orders in the Company's backlog; difficulties in expansion and/or new product development, including capacity constraints and skilled personnel shortages; changes in laws, including trade restrictions or prohibitions and the cancellation or reduction of government grants, tax benefits or other incentives; currency exchange rate fluctuations; labor unrest or strikes; underutilization of plants and factories in high labor cost regions and capacity constraints in low labor cost regions; the availability of acquisition opportunities on terms considered reasonable by the Company; and such other factors affecting the Company's operations, markets, products, services and prices as are set forth in its December 31, 2003 Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: A conference call for investors will begin Tuesday, May 4, 2004 at 11:00 a.m. eastern time. Participants can join the call by dialing 800-553-0272 (U.S. and Canada only). If you are outside the U.S. and Canada, the number you will need to use is 612-332-0418. The conference operator will require the two following pieces of information in order to admit you into the call: (1) Company Name - Vishay Intertechnology, Inc.; and (2) Moderators - Vishay Executives. There will also be a live audio webcast of the conference call. This can be accessed directly from the investor relations section of the Vishay website (www.vishay.com). A taped replay of the call will be available through 11:59 PM eastern time on Sunday, May 9, 2004 on a dial-in basis and will also be available on a permanent basis on our website beginning May 5, 2004. The phone number to hear the dial-in replay is 800-475-6701 (U.S. and Canada) or 320-365-3844 (if you are outside the U.S. and Canada). Refer to access code 728880 when calling to hear the recording.

                                       ###

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)


                                                   Fiscal First Quarter Ended

                                                  April 3, 2004   March 31, 2003
                                                  -------------   --------------

Net sales                                           $ 640,921      $ 532,127

Gross profit                                          159,711        118,510
                                                         24.9%          22.3%

Selling, general, and administrative
  expenses                                             97,944         96,662
Restructuring expense                                     301            687
                                                    ---------      ---------
Operating income                                       61,466         21,161
                                                          9.6%           4.0%

Other income (expense):
  Interest expense                                     (8,260)       (10,001)
  Minority interest                                    (2,806)        (2,020)
  Other                                                   990            643
                                                    ---------      ---------
                                                      (10,076)       (11,378)
                                                    ---------      ---------

Earnings before taxes                                  51,390          9,783

Income taxes                                           15,424          2,935
                                                    ---------      ---------

Net earnings                                        $  35,966      $   6,848
                                                    =========      =========

Basic earnings per share                            $    0.22      $    0.04

Diluted earnings per share                          $    0.20      $    0.04

Weighted average shares outstanding - basic           160,438        159,549

Weighted average shares outstanding - diluted         201,324        159,996


Note: The Company reports interim financial information for 13-week periods ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31. The four fiscal quarters in 2004 end on April 3, 2004, July 3, 2004, October 2, 2004, and December 31, 2004, respectively. The four fiscal quarters in 2003 were reported as calendar year quarters; however, they actually ended on March 29, 2003, June 28, 2003, September 27, 2003, and December 31, 2003, respectively.


VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(Unaudited - In thousands)
                                          April 3,     December 31,                                         April 3,    December 31,
                                            2004          2003                                                2004         2003
                                        -----------    -----------                                         ----------   -----------
Assets
Current assets:                                                     Liabilities and stockholders' equity
  Cash and cash equivalents            $   581,850    $   555,540   Current liabilities:
  Accounts receivable, net                 416,602        374,240     Notes payable to banks              $    4,870    $   17,511
  Inventories:                                                        Trade accounts payable                 136,537       158,182
    Finished goods                         161,506        171,447     Payroll and related expenses           117,619       111,842
    Work in process                        156,773        154,532     Other accrued expenses                 255,489       288,432
    Raw materials                          215,823        189,413     Income taxes                            23,849        10,112
  Deferred income taxes                     48,333         48,471     Current portion of long-term debt        1,319         1,282
  Prepaid expenses and other current                                                                      ----------    ----------
    assets                                 110,906        143,610   Total current liabilities                539,683       587,361
                                       -----------    -----------
Total current assets                     1,691,793      1,637,253   Long-term debt less current portion      838,119       836,606

Property and equipment, at cost:
  Land                                     109,301        110,021   Deferred income taxes                     28,112        35,036
  Buildings and improvements               376,513        375,178
  Machinery and equipment                1,653,943      1,644,270   Deferred income                           25,273        27,659
  Construction in progress                  70,067         85,169
                                       -----------    -----------   Other liabilities                        252,123       248,652

  Allowance for depreciation            (1,032,694)      (994,843)  Accrued pension and other post
                                       -----------    -----------     retirement costs                       236,022       239,950

                                         1,177,130      1,219,795   Minority interest                         85,961        83,215

                                                                    Stockholders' equity:
                                                                      Common stock                            14,554        14,467
Goodwill                                 1,462,631      1,466,714     Class B common stock                     1,498         1,538
                                                                      Capital in excess of par value       1,927,356     1,918,785
Other intangible assets, net               125,530        128,955     Retained earnings                      586,162       550,196
                                                                      Unearned compensation                     (241)         (306)
Other assets                               103,885        119,796     Accumulated other comprehensive
                                       -----------    -----------       income                                26,347        29,354
    Total assets                       $ 4,560,969    $ 4,572,513                                         ----------    ----------
                                       ===========    ===========                                          2,555,676     2,514,034
                                                                                                          ----------    ----------
                                                                                                          $4,560,969    $4,572,513
                                                                                                          ==========    ==========

Note: The Company reports interim financial information for 13-week periods ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31. The four fiscal quarters in 2004 end on April 3, 2004, July 3, 2004, October 2, 2004, and December 31, 2004, respectively. The four fiscal quarters in 2003 were reported as calendar year quaters, however, they actually ended on March 29, 2003, June 28, 2003, September 27, 2003, and December 31, 2003, respectively.

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands, except earnings per share)

The following table sets forth the computation of basic and diluted earnings per share:


                                                   Fiscal First Quarter Ended

                                                  April 3, 2004  March 31, 2003
                                                  -------------  --------------
Numerator:

Numerator for basic earnings per share -
  net earnings                                       $ 35,966      $  6,848
Interest savings assuming conversion of
  dilutive convertible and exchangeable
  notes                                                 4,764          --
                                                     --------      --------
Numerator for diluted earnings per share
  - adjusted net earnings                            $ 40,730      $  6,848
                                                     ========      ========

Denominator:
Denominator for basic earnings per
     share - weighted average shares                  160,438       159,549

Effect of dilutive securities:
Convertible and exchangeable notes                     36,475          --
Employee stock options                                  3,312           380
    Warrants                                            1,043          --
Other                                                      56            67
                                                     --------      --------
Dilutive potential common shares                       40,886           447
                                                     --------      --------

Denominator for diluted earnings per
  share - adjusted weighted average shares            201,324       159,996
                                                     ========      ========

Basic earnings per share                             $   0.22      $   0.04
                                                     ========      ========

Diluted earnings per share                           $   0.20      $   0.04
                                                     ========      ========


Diluted earnings per share do not reflect the following, as the effect would be antidilutive for the respective period:

Weighted average outstanding warrants of 1,824,000 and 8,824,000, for the first quarters of 2004 and 2003, respectively.

Weighted average outstanding stock options to purchase 1,164,000 shares and 7,887,000 shares of common stock for the first quarters of 2004 and 2003, respectively.

Assumed conversion of the Company's LYONs, due 2021, for the first quarter of 2003. At March 31, 2003, these notes were convertible into 9,717,730 shares of the Company's common stock. The Company repurchased some of these notes during the third quarter of 2003. The remaining outstanding notes are dilutive to the first quarter of 2004.

Assumed exchange of the notes of Vishay from the December 13, 2002 acquisition of BCcomponents, for the first quarter of 2003. These notes are exchangeable for 6,176,471 shares of the Company's common stock, and are dilutive to the first quarter of 2004.

Assumed conversion of the convertible subordinated notes of General Semiconductor, acquired November 2, 2001, for the first quarter of 2003. At March 31, 2003, these notes were convertible into 6,191,161 shares of the Company's common stock. These notes were fully redeemed on September 10, 2003.